                           EXHIBIT 2.2 PLAN OF MERGER

The Company has completed the acquisition of U.S. Cellulose Co., Inc. ("USC") effective October 18, 1999, and acquired all of the issued and outstanding shares of USC in consideration for $1,000,000 in cash (the "Acquisition"). The Company entered into a Plan of Merger whereby USC will merge into the Company's wholly-owned subsidiary, Alternative Materials Technology, Inc. ("AMT USA"). The merger became effective on November 24, 1999.

                                 PLAN OF MERGER
                                       OF
                               U.S. CELLULOSE CO.
                            A CALIFORNIA CORPORATION
                                      INTO
                        ALTERNATIVE MATERIALS TECHNOLOGY
                              A NEVADA CORPORATION


         1. MERGER. U.S. Cellulose Co. ("USCC"), a California corporation and wholly owned subsidiary of Alternative Materials Technology, a Nevada corporation ("AMT"), shall be merged into AMT (the "MERGER") on the terms and conditions set forth in this Plan of Merger.

         2. EFFECTIVE DATE. The Merger shall become effective upon the date (the "EFFECTIVE DATE") the Articles of Merger, substantially in the form attached hereto as EXHIBIT A, are filed with the Nevada Secretary of State (the "NEVADA MERGER ARTICLES"). On or promptly following the Effective Date, but in no event later than six (6) months following the Effective Date, the Nevada Merger Articles shall be duly filed with the California Secretary of State.

         3. EFFECTS OF MERGER. The Merger shall have the effects provided by applicable law including, without limitation, the applicable provisions of the Nevada Revised Statutes and the California Corporation Law. Without limiting the generality of the foregoing and subject thereto, as of the Effective Date all property of USCC shall vest in AMT, and all liabilities of USCC shall become the liabilities of AMT.

         4. DIRECTORS AND OFFICERS. The directors and officers of AMT shall continue as the directors and of AMT at and after the Effective Date.

         5. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of AMT in effect immediately prior to the Effective Date shall continue to be the Articles of Incorporation of AMT at and after the Effective Date, and shall continue as such until thereafter duly amended in accordance with applicable law. The Bylaws of AMT in effect immediately prior to the Effective Date shall continue to be the Bylaws of AMT at and after the Effective Date, and shall continue as such until thereafter duly amended in accordance with applicable law.




                                    Page 36